AMENDED AND RESTATED TERM B NOTE

$10,000,000

May 30, 2008

On or before the Maturity Date, FOR VALUE RECEIVED, Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the "Company"), promises to pay to the order of WB QT, LLC, a Delaware limited liability company ("Lender") at Minneapolis, Minnesota, care of the Agent in lawful money of the United States of America so much of the sum of Ten Million Dollars ($10,000,000) or such higher amount (up to Fifty Two Million Five Hundred Thousand Dollars ($52,500,000)) as determined pursuant to Section 2.3(a) of the Credit Agreement (as defined below), as then be outstanding hereunder pursuant to the Credit Agreement dated as of January 31, 2007 made by and among the Company and certain lenders signatory thereto, including the Lender, and WB QT, LLC as Agent for such lenders, as the same may be amended or otherwise modified from time to time ("Credit Agreement"), together with interest thereon as hereinafter set forth.

The Term Loan B Advance made hereunder shall bear interest at the interest rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a Term B Note under the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated under, the terms of the Credit Agreement to which reference is hereby made. This Note may be prepaid in whole or part, without premium or penalty, after January 16, 2010 under the terms of the Credit Agreement. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note amends and restates an existing Term B Note dated January 16, 2008 in the original principal amount of $10,000,000 (the "Prior Note"). It is expressly intended, understood and agreed that this Note shall replace the Prior Note as evidence of such indebtedness of the Company to the Lender and such indebtedness of the Company to the Lender heretofore represented by the Prior Note shall be considered outstanding hereunder from and after the date hereof and shall not be considered paid (nor shall the Company's obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this Note.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Minnesota.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Lender by any other instrument or by law.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By: /s/ Brian Olson
Name: Brian Olson
Its: CFO